As filed with the Securities and Exchange Commission on October 23, 2018.

Registration No. 333-212929

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORTHERN OIL AND GAS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	95-3848122
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

601 Carlson Parkway, Suite 990 Minnetonka, Minnesota	55391
(Address of Principal Executive Offices)	(Zip Code)

Northern Oil and Gas, Inc. 2013 Incentive Plan

(As amended through May 26, 2016)

(Full Title of the Plan)

Erik J. Romslo

General Counsel and Secretary

601 Carlson Pkwy—Suite 990

Minnetonka, Minnesota 55305

(Name and address of agent for service)

(952) 476-9800

(Telephone number, including area code, of agent for service)

With copies to:

Joshua L. Colburn

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402-3901

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

The Registrant is filing this Post-Effective Amendment No. 2 to Form S-8 to deregister certain securities originally registered by the Registrant pursuant to its registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on August 5, 2016 (Registration Statement No. 333-212929), as amended by Post-Effective Amendment No. 1, dated May 16, 2018 (the “Prior Registration Statement”) with respect to shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), thereby registered for offer or sale pursuant to the Northern Oil and Gas, Inc. 2013 Incentive Plan (the “2013 Plan”). The Registrant registered a total of 1,600,000 shares of Common Stock under the Prior Registration Statement.

The Registrant has since adopted a new incentive plan, the Northern Oil and Gas, Inc. 2018 Equity Incentive Plan (the “2018 Plan”), which replaces the 2013 Plan as of August 23, 2018 (the “Effective Date”), the date the Registrant’s shareholders approved the 2018 Plan. No future awards will be made under the 2013 Plan. According to the terms of the 2018 Plan, the 769,775 shares of Common Stock (the “Carryover Shares”) that remained available for grant under the 2013 Plan as of August 23, 2018 are available for issuance under the 2018 Plan. The Carryover Shares are hereby deregistered under the Prior Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment No. 2 to Form S-8 Registration Statement, the Registrant is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register (a) the shares of Common Stock now available for offer or sale pursuant to the 2018 Plan and (b) up to 3,222,727 shares of Common Stock which were subject to outstanding awards under the 2013 Plan as of the Effective Date and will be available for issuance for future awards under the 2018 Plan to the extent that, on or after the Effective Date, such awards expire, are cancelled, are forfeited or are settled for cash. From time to time, the Registrant may file additional post-effective amendments to the Prior Registration Statement to deregister and transfer such shares to the New Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on October 23, 2018.

NORTHERN OIL AND GAS, INC.

By	/s/ Erik J. Romslo
Erik J. Romslo Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below also constitutes and appoints Brandon Elliott and Erik J. Romslo, jointly and severally, with full power to act without the joinder of others, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this Post-Effective Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities indicated on October 23, 2018:

Signature	Title

/s/ Brandon Elliott Brandon Elliott	Chief Executive Officer, Principal Executive Officer

/s/ Nicholas O’Grady Nicholas O’Grady	Chief Financial Officer, Principal Financial Officer

/s/ Chad Allen Chad Allen	Chief Accounting Officer, Principal Accounting Officer

/s/ Bahram Akradi Bahram Akradi	Director

/s/ Jack King Jack King	Director

/s/ Robert Grabb Robert Grabb	Director

/s/ Lisa Bromiley Lisa Bromiley	Director

Signature	Title

/s/ Joseph Lenz Joseph Lenz	Director

/s/ Michael Frantz Michael Frantz	Director

/s/ Michael Popejoy Michael Popejoy	Director

/s/ Roy Easley Roy Easley	Director